SVC Financial Services, Inc.
Independent Sales Agent Agreement

AGENT INFORMATION

Agent Name		BISON INTERNATIONAL Inc
Address		7251 WEST PALMETTO PARK ROAD
		Boca Raton FL 33433
EIN		26-0128175
Principal Name		DAVID FARR
Technical Contact		TBA
Type of Entity		DEBIT CARD SALES
State of Incorporation/ Registration		FLORIDA
Administrative Contact		MICHAEL BUTLER
Phone		561 809 4033
Email		MICHAEL@BISONINTL.COM
"Agreement Date"		11.29.2005
Sales Representative		

This Independent Sales Agreement ("Agreement") is made as of the above Agreement Date between SVC Financial Services, Inc. ("SVC"), a California corporation with its principal address at 235 Montgomery Street Suite 956, San Francisco, California 94104 and the above named agent ("Agent").

WHEREAS, AGENT is engaged in the business of marketing and selling stored-value card and prepaid debit card programs (Payroll, Commission, Expense Reimbursement, Loyalty, Personal Use Stored Value/Debit/ATM cards, and other similar prepaid cards) ("Cards") for use by consumers ("Cardholders") to retail merchants ("Merchants") and other distribution channels ("Distributors"); and

WHEREAS, SVC is engaged in the business of providing Card programs ("the Programs") and support services to Distributors; and

WHEREAS, SVC wishes to enter into an agreement with Agent to act as an independent sales agent ("Independent Sales Agent") in the selling, marketing, and providing the Programs to Distributors;

THEREFORE, the parties agree as follows:

1. INDEPENDENT SALES AGENT AUTHORIZATION

1.1. SVC hereby authorizes Agent to act as its non-exclusive Independent Sales Agent to market and sell its Programs as set forth in this Agreement. Agent will initiate its participation by signing this Agreement and paying the fees set forth in attachment Addendum "B."

1.2. SVC agrees to provide Cards through its sponsor bank to Agent for use by the public for payroll disbursement, commission disbursement, expense reimbursement and/or personal use according to the terms and conditions of this Agreement. SVC will provide Program Cards based on transaction pricing attached (see Addendum "A").

2. PROGRAM TERMS

2.1. Each Program will be governed by written Operating Guidelines issued by SVC (the "Guidelines") set forth in Addendum C to this Agreement as revised from time to time. Agent acknowledges that the Operating Guidelines shall incorporate by reference the Operating Rules established by the payment networks, and all applicable laws and regulations governing the Program (collectively referred to as "Rules"), and that Agent shall be bound to the Rules, and shall maintain its Program in such a manner as to allow SVC and its affiliates to comply with the Rules.

2.2. SVC shall process Card transactions in conjunction with its sponsor bank.

2.3. All Cardholders must accept the terms and conditions of the Cardholder Agreement and Disclosure Statement (the "Cardholder Agreement").

3. NEW MERCHANTS

3.1. SVC shall review the application for each Merchant wishing to enroll in the program that conforms to the Guidelines. SVC reserves the right to decline a Merchant Application or terminate a Merchant Agreement at any time.

3.2. For each Merchant wishing to enroll in the Program that does not conform to the Guidelines, SVC shall review the application and, within 5 business days issue a decision in writing as to whether the Merchant is approved, declined, or that more information is needed. Agent may not state or imply that the approval of SVC is guaranteed or unnecessary.

3.3. No Merchant shall participate in the Program until it has executed and delivered one or more applications, a Merchant Agreement and related documentation in form approved by SVC.

4. MERCHANT COMPLIANCE REQUIREMENTS

4.1. Merchants shall comply with applicable provisions of the Guidelines and Rules as revised from time to time.

4.2. Agent shall notify SVC immediately of any action or omission by a Merchant of which Agent is aware which could result in any loss or liability to SVC. Merchants that do not meet the established credit policy of SVC will not solicit or induce Merchants into paying application fees.

4.3. Agent agrees that all Merchants must meet, on an ongoing basis, certain credit-related and other standards established by SVC, or the sponsor bank as designated from time to time. SVC shall have the right, in its sole and absolute discretion, to terminate the right of any Merchant to participate in the Program, without consulting Agent. However, SVC shall notify Agent of its intent to terminate the right of any Merchant to participate in the Program in not less than 30 days, so that Agent may take the necessary steps to update its systems in a timely and efficient manner.

4.4. All Merchant relationships, Merchant Agreements, Merchant Accounts and Merchant Account records shall be and remain the property of SVC .and BISON. SVC specifically reserves the right to assign its rights and obligations under this Agreement to one or more third parties; provided, however, that such assignment shall also maintain Agent's rights or responsibilities pursuant to this Agreement. Any transfer of rights to a third party by SVC will also include transferring Agent's contractual rights herein to the third party.

4.5. Agent shall not make any representations to a Merchant other than those set forth in the contract between SVC and the Merchant and Agent shall not conceal any material facts from the Merchant or SVC.

5. RELATIONSHIPS OF PARTIES

5.1. Agent understands and agrees that Agent is a marketer or reseller of the SVC card programs and services. Agent further understands and agrees that it is an independent contractor of SVC. The parties contend that no partnership, joint venture, franchise or similar enterprise be created as a result of this Agreement, and that their business-related duties to each other be solely those arising from this Agreement. Neither party assumes fiduciary duties to the other. SVC will not (a) furnish any work materials to Agent other than those set forth in the Guidelines, (b) furnish a work place, phone, automobile or any other equipment to Agent, nor (c) reimburse Agent for any cost whatsoever incurred by Agent in the course of performing its duties hereunder.

5.2. All contracts that result in the issuance of a Card must be executed between the Cardholder and SVC, and BISON.

5.3. Agent shall take all necessary steps to disclose all SVC requirements to its Merchants, its employees and its commission recipients, and will not attempt to "unbundled" or sell or deliver separately any component of SVC's Programs or services.

5.4. Agent agrees not to sell to any third party or agent outside of Agent's existing organization unless expressly permitted to do so by SVC. Agent is responsible for insuring that all distributors and sub-distributors are in compliance with all SVC and bank program guidelines.

5.5. Agent shall abide by the policies and procedures of SVC, and its designated representatives, which may be amended from time to time.

5.6. Agent shall not engage in any illegal, fraudulent or deceptive acts or practices in the course of its business or undertake any action or inaction which can reasonably be expected to be against the best interests of SVC.

5.7. Agent hereby agrees to indemnify SVC and hold SVC harmless from and against any and all claims, damages, liabilities, fines, penalties, and expenses, including without limitation attorney's fees and litigation costs, arising from or related to the following actions, omissions or circumstances involving Agent, its affiliates, employees, directors, officers, or agents:

- any violation of this Agreement;
- any intentional or negligent tort;
- any fraud or misrepresentation in connection with selling, marketing, maintaining or administering the Program;
- any violation of law, regulation, Guidelines, Rules, or other requirements established by SVC or its sponsor bank;
- any insolvency, bankruptcy or defalcation.

The foregoing indemnity obligation will also extend to the benefit of the affiliates of SVC and to its and its affiliates' employees, officers, directors and agents.

5.8. Notwithstanding any representation, statement or act made by Agent, SVC shall have no liability or obligation to Agent, or any other person, firm or entity for any debt, contract, agreement, obligation or liability of Agent, its affiliates, their employees, officers, directors or agents, or any Merchant, whether incurred inside or outside the scope of this Agreement. In particular, and without limitation, SVC shall have no liability on any agreement entered into by Agent or debt incurred by Agent in the name of SVC or otherwise. Under no circumstance shall SVC be liable to Agent for damages incurred by Agent in the performance of its duties hereunder, including any special, indirect, consequential or exemplary damages of any kind.

5.9. Agent shall have no authority whatsoever:

- to bind SVC to any contract or agreement or to incur any obligation on behalf of SVC;
- to release, assign or transfer an SVC agreement, claim, security or any other asset belonging to SVC
- to borrow any money in the name of SVC
- to represent SVC in any other manner than as described herein or in the Guidelines
- to submit any claim or liability related to the Program to arbitration or confess a judgment against SVC, unless SVC fails to perform according to this agreement. Agent specifically agrees the terms and conditions of a Merchant's participation in the Program, including the terms of its contract(s) with Agent,

will be provided by SVC and that Agent has no authority to make any representations, warranties, agreements or guarantees outside of such contracts. Agent will, at all times, use, without modification or change, the forms of the agreement between a Merchant and SVC as are furnished to Agent by SVC.

6. MARKET LIMITATIONS

6.1. Agent will not, either directly, or through an agent, use outbound telemarketing to sell or distribute the Program without written approval of the program by SVC.

6.2. Agent will not, either directly, or through an agent, market or distribute Cards through a commercial multi-level or network marketing plan (e.g. Amway, etc.) without prior written approval by SVC.

6.3. Agent shall not, either directly or through agents, sell or distribute to adult or pornographic web sites, or those companies or individuals supporting them.

6.4. Agent shall not, either directly or through agents, sell or distribute cards to casinos or other gaming entities as a means to transfer betting funds or winnings without prior written approval by SVC.

6.5. Agent shall not sell or distribute cards to persons or locations outside the territorial limitations established by the Card Associations.

6.6. Agent recognizes that any breach of the above conditions by Agent or sub-agents can, at SVC's option, be reason for termination of this Agreement. If a sub-agent breaches any of the program conditions, then SVC has the right to terminate the sub agent agreement directly, and prohibit them from representing SVC.

7. APPROVAL OF PRODUCT AND MARKETING MATERIALS

7.1. The card program contemplated by this Agreement is subject to the approval of SVC'S sponsor bank.

7.2. All ATM card marketing materials - printed, electronic, television, web site, radio, or packaging MUST be the product of SVC and will be available either via download from www.svcfinancial.com or available from the SVC marketing department.

7.3. Co-branded program designs must be approved by SVC and Sponsor Bank.

7.4. SVC shall not be liable or responsible for the cost of any marketing or sales materials created for Agent, other than what is provided by SVC under Schedule A.

8. RESPONSIBILITIES OF THE PARTIES

8.1. Agent warrants that Agent's use of the Programs will at all times comply with all applicable laws, regulations and written and electronic instructions for use.

8.2. SVC reserves the right to terminate Agent's services if SVC determines that such use does not conform with the requirements set forth in this Agreement or receives notice from anyone that Agent's use of services or content may violate laws or regulations.

8.3. SVC action or inaction under this section shall not constitute review or approval of Agent's use, business practices, or content. SVC will use reasonable efforts to provide notice to Agent before taking action under this section.

9. CONFIDENTIAL INFORMATION

9.1. **Confidential Information:** The term "Confidential Information" shall mean this Agreement and all proprietary information, technical information, data, trade secrets, business information and other information of any kind whatsoever which (a) a Party ("Discloser") discloses, in writing, orally or visually, to the other Party ("Recipient") or to which Recipient obtains access in connection with the negotiation and performance of this Agreement, and which (b) relates to the Discloser.

9.2. **Disclosure to Employees and Agents:** Each of the Parties, as Recipient, hereby agrees on behalf of itself and its employees, officers, affiliates and subcontractors that Confidential Information will not be disclosed or made available to any person for any reason whatsoever, other than on a "need to know basis" and then only to: (a) its employees and officers; (b) subcontractors and other third-parties specifically permitted under this Agreement, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; (c) independent contractors, agents, and consultants hired or engaged by Recipient, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the Discloser's reasonable, lawful efforts to resist, limit or delay disclosure.

9.3. **Return of Materials:** Upon the termination or expiration of this Agreement, or at any time upon the request of a Party, the other Party shall return or destroy all Confidential Information, including Customer Information, in the possession of such Party or in the possession of any third Party over which such Party has or may exercise control unless otherwise required by contract or applicable law. If destroyed, such destruction of Confidential Information shall be designated by a certificate executed by an officer of the Party which was responsible for such destruction.

9.4. **Exceptions:** The obligations of confidentiality in this Section shall not apply to any information which a Party rightfully has in its possession when disclosed to it by the other Party, information which a party independently develops, information which is or becomes known to the public other than by breach of this Section or information rightfully received by a party from a third party without the obligation of confidentiality.

9.5. **Media Releases:** All media releases, public announcements and public disclosures by either Party, or their representatives, employees or agents, relating to this Agreement or the name or logo of SVC or Agent, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party, shall be coordinated with and approved by the other Party in writing prior to the release thereof. Agent shall not issue any public statements or announcements relating to this agreement without the prior written consent of SVC.

9.6. **Use of Marks:** Each party agrees not to display or use, in advertising or otherwise, any of the other party's trade names, logos, trademarks or service marks, or those trade names, logos, or trademarks of SVC'C suppliers or partners (the "Marks") without the other party's prior written consent. Such written consent may be revoked in writing at any time.

9.7. **Survival:** This Section 9 shall survive the termination of this Agreement for a period of three (3) years.

10. NON-CIRCUMVENTION

10.1. For a period of 4 months from the date of Agent registration or from the date of the card program being activated, which ever comes last, SVC agrees not to permit the sale of its ATM/Debit cards or Programs to any organization that Agent has registered as a prospect unless authorized to do so by Agent. Such registration will be accomplished through the SVC web site agent portal, or in writing.

10.2. For a period of 12 months after termination of this Agreement, Agent agrees not to market ANY ATM cards provided by SVC , unless SVC is no longer in business or does not have a functioning card program.

11. INTEGRITY OF PRODUCTS

Agent agrees to use the services and products detailed in this agreement without modification by Agent or any third party unless approved in writing by SVC.

12. LIMITATIONS OF LIABILITY

12.1. For purposes of all exclusive remedies and limitations of liability set forth in this Agreement or any Attachment, SVC shall be defined as SVC Financial Services, Inc., its affiliates, and its and their employees, directors, officers, agents, representatives, subcontractors, providers and suppliers, and "Agent" shall be defined as Agent, its affiliates, and its and their employees, directors, officers, agents, representatives, subcontractors, providers and suppliers. "Damages" will refer collectively to all injury, damage, liability, loss, penalty, interest, and expense incurred.

12.2. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SVC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OR ANY WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.3. The limits of liability set forth in this Agreement shall apply: a) regardless of the form of action, whether in contract, tort, strict liability or otherwise; and b) whether or not damages were foreseeable. These limitations of liability shall survive failure of any exclusive remedies provided in this Agreement.

13. COMMISSIONS

13.1. As outlined in Addendum A, SVC shall pay to Agent a share of the revenues generated by cardholders usage of this Agreement, which result from Agent's efforts.

Agent's right to receive these commissions shall be transferred to any acquiring third party along with other Agent rights as specified herein.

13.2. SVC shall pay agent commissions on the last day of the next month following the month the in which the transactions occurred. SVC shall provide Agent with access to card usage information from the date a card is first used, including data on revenues generated by that usage and other account data.

13.3. The method of payment to agent will be at SVC's discretion, and may include check, or electronic transfer directly to the Agent's account. In case of an underpayment error in the payment amount, SVC may provide additional payment with no penalty once Agent provides SVC with proof of the error. In the case of an overpayment error, SVC must notify Agent and provide/establish proof for such an error. The method of reimbursement will be at SVC's discretion and may include a deduction from future commission payments, or SVC may ask permission from Agent to retrieve those funds electronically from Agent's account.

14. PRIOR AGREEMENT

14.1. This Agreement constitutes the entire agreement between the parties with respect to the Programs. This Agreement supersedes all prior agreements, proposals, representations, statements, or understandings, whether written or oral.

14.2. This Agreement shall not be contradicted, or supplemented by any written or oral statements, proposals, representations, advertisements, services descriptions not expressly set forth in this agreement or an Addendum.

15. GOVERNING LAW

15.1. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any litigation or other dispute resolution with respect to this Agreement will take place in the City and County of San Francisco, California.

15.2. The parties consent to personal jurisdiction of and venue in the state and federal courts within or having jurisdiction over such county.

16. DISPUTES

16.1. **Duty to Notify.** In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a "Dispute"), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute. In the case of a Dispute relating to account or transaction statements or similar matter, the failure of a party to notify the other party of such Dispute within sixty (60) days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the party attempting to raise such Dispute.

16.2. **Cooperation to Resolve Disputes.** The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the

persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

16.3. **Arbitration**. Any Dispute which cannot otherwise be resolved as provided in paragraph (b) above shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed upon by the Parties, or in the absence of such agreement within 30 days from the first referral of the Dispute to the American Arbitration Association, designated by the American Arbitration Association. The place of arbitration shall be Sioux Falls, South Dakota, unless the Parties shall have agreed to another location within 15 days from the first referral of the Dispute to the American Arbitration Association. The arbitral award shall be final and binding. The Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance: (a) to compel arbitration, (b) to obtain interim measures of protection prior to or pending arbitration, (c) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (d) to enforce any decision of the arbitrator, including the final award. In no event shall either Party be entitled to punitive, exemplary or similar damages.

16.4. **Confidentiality of Proceedings.** The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.

17. TERMINATION

17.1. If a party fails to perform or observe any material term or condition of this Agreement and the failure continues unremedied for thirty (30) days after receipt of written notice, the other party may immediately terminate this agreement.

17.2. This Agreement may be terminated immediately upon written notice by: either party if the other party becomes insolvent or involved in a liquidation or termination of its business, is unable to meet its debts as they become due, files a bankruptcy petition, has an involuntary bankruptcy petition filed against it (if not dismissed within thirty (30) days of filing), becomes adjudicated bankrupt, or becomes involved in an assignment for the benefit of its creditors; or b) either party due to a material breach of any provision of this Agreement.

17.3. Agent may terminate this agreement if SVC fails to perform the services provided for in this Agreement. In such case the restrictions in 10.2 do not apply.

17.4. SVC may terminate this Agreement thirty (30) days after giving notice to Agent setting forth in reasonable detail a description of a New Banking Regulation or new payment network operating rule or requirement and its effect on SVC. A "New Banking Regulation" means any law or regulation applicable to the bank sponsoring cards for

SVC, or SVC directly, which has been adopted, amended or interpreted in a manner which interferes materially with SVC's ability to recover the economic benefits that SVC reasonably associated with this Agreement at the inception of the Agreement. A "new payment network operating rule or requirement" means any change in a regulation of any payment network identified in the Guidelines that has an adverse effect similar to a New Banking Regulation.

18. GENERAL PROVISIONS

18.1. Any supplement, modification, or waiver of any provision of this Agreement, other than modifications to the Guidelines made by SVC or to the Rules made by Card payment networks, must be in writing and signed by authorized representatives of both parties.

18.2. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any other breach of this Agreement, nor of the same breach at another time.

18.3. In entering into this Agreement, SVC has investigated Agent and is bargaining specifically for Agent's particular skills and services. Therefore, Agent may not assign this Agreement without the prior written consent of SVC, which consent may be withheld in SVC's sole discretion. Any such assignment by Agent shall be contingent upon SVC determining the assignee to be in compliance with all eligibility criteria for the Program and upon approval of the Assignee by SVC's sponsor bank.

18.4. If any portion of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect and the parties shall promptly negotiate to replace invalid or unenforceable portions that are essential parts of this Agreement.

18.5. Any legal action arising in connection with this Agreement must be filed within two (2) years after the cause of action arises.

18.6. All notices under this Agreement shall be in writing and either mailed by certified or registered mail, postage prepaid return receipt requested, or sent by express courier, or hand delivered and addressed to each party at the address set forth on the first page of this Agreement or, if the notice relates to a specific Addendum, the address set forth in such Addendum, or such other address that a party indicates in writing.

18.7. This Agreement does not provide any third party (including Cardholders) with any remedy, claim, liability, reimbursement, cause of action or other right or privilege, other than those provided in the direct agreements (such as cardholder agreements).

18.8. Neither AGENT nor SVC shall be liable for any delay, failure in performance, loss or damage due to fire, explosion, power blackout, earthquake, flood, strike, embargo, acts of civil disobedience or military activity, acts or omissions of carriers, acts of governmental or regulatory agencies, or other causes beyond such party's reasonable control.

18.9. This Agreement shall become effective upon signing by both parties and shall continue in effect unless terminated in accordance with the terms of this Agreement.

18.10. The respective obligations of Agent and SVC, which by their nature would continue beyond the termination or expiration of this Agreement, including, without limitation, the obligations regarding confidentiality, publicity and Marks, and limitations of liability, shall survive termination or expiration.

18.11. Notwithstanding any rule of construction, any dispute concerning the interpretation of any portion of this Agreement shall be resolved by the application of the plain meaning of the language of the disputed portion with the aim of giving effect to the intent of the parties. No portion of this Agreement shall be interpreted against any party by reason of its drafting or preparation.

SIGNATURES

	[Agent] BISON INTERNATIONAL INC.	SVC Financial Services, Inc.
By: (Authorized Signature)	[signature]	[signature]
Printed Name	DAVID FARR	Chris Haigh
Title	PRESIDENT	CEO
Date Signed	Nov 29/2005	Tuesday, November 29, 2005

more payment networks, or for any other reason, upon thirty (30) days notice to Agent. Agent shall act in accordance with these Operating Guidelines as follows:

1. The rules of MasterCard®, Visa®, STAR®, and other payment networks as added to these Operating Guidelines from time to time are incorporated into these Guidelines by this reference as though fully set forth herein.

2. Agents shall solicit Merchants that meet the Guidelines to enter into Merchant Agreements.

3. Create and implement marketing promotions, subject to the approval of SVC, with the purpose of entering into Merchant Agreements;

4. Request from each Merchant complete and accurate information ("Application Information") of the type from time to time required by SVC with respect to each Merchant submitted to SVC for approval;

5. Submit all Application Information on a form or forms ("Application Forms") of the types approved by SVC;

6. With respect to each Merchant, by submitting the Application Information and Merchant Agreement to SVC, Agent represents and warrants to SVC:

    a. That the Application Information is, to the best of Agent's knowledge after due inquiry, true and accurate;

    b. That the solicitation of or entry into a Merchant Agreement with the Merchant does not violate, breach or conflict in any manner with the obligations and duties of Agent or any Affiliate to any third party;

7. Evaluate all Application Information to verify suitability of the Merchant under the Guidelines;

8. Provide training to Merchants as appropriate for Merchants to provide certain disclosures to all cardholders, including error resolution procedures as required under the Federal Reserve Board's Regulation E and other applicable regulations, as set forth in the Guidelines and as otherwise required by applicable law.

9. Agent shall provide each Merchant with a supply of these disclosures, along with the terms and conditions at Agent's expense, which will be included in the card carrier cost. Agent further agrees that it will, at its own expense: (i) distribute to merchants or cardholders any additional disclosures, statements, or other items that may be required for the Program to comply with all applicable laws and regulations provided to it by SVC at the Agent's expense; and (ii) provide training, literature, and other measures appropriate to educate its personnel and its Merchants regarding their compliance responsibilities.

10. Promptly report to SVC any material non-compliance with the Guidelines, of which Agent becomes aware;

11. Promptly report to SVC any fraud or misconduct on the part of any Merchant that has entered into a Merchant Agreement or any cessation of or material change in the business of any such Merchant which is known to Agent; and Subject to SVC'S approval rights, produce and provide all documents necessary for the solicitation of Merchants, including, but not limited to Application Forms, promotional materials, and Merchant Agreement forms.

12. Agent acknowledges that SVC may, at its sole discretion, decline to provide the Program to any Merchant at any time.

13. Comply with applicable operating rules and governmental requirements;

14. During the term hereof, Agent shall not

    a. Knowingly solicit any Merchant which does not satisfy the Guidelines;

    b. Have any party other than an employee or an authorized representative of Agent present the Merchant Agreement to a Merchant or solicit the collection of the Application Information from a Merchant.

    c. Enter into any Merchant Agreement that provides for a stored value card program, or deliver or distribute any promotional materials or other documents involving a stored value card program except in accordance with the terms and conditions of this Agreement;

    d. Alter the terms of any Merchant Agreement;

    e. Execute any Merchant Agreement on behalf of or in the name of SVC; or

    f. Hold itself out to any Merchant or any other person as having authority to execute a Merchant Agreement on behalf of or in the name of SVC.

[End of Document]

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